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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC 20549


                                  SCHEDULE 13G

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (Amendment No. 1)*


                                 EARTHWEB INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock $.01 par value
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                         (Title of Class of Securities)

                                 27032 C 10 8
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                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                 SCHEDULE 13G
---------------------------
  CUSIP NO.  27032 C 10 8
---------------------------
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 1    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Jack Hidary

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 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [_]
                                                                 (b) [_]


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 3    SEC USE ONLY


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 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      USA

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                     5    SOLE VOTING POWER

     NUMBER OF            827,198

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          35
     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             827,198

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          35
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 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      827,233
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [_]

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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.4%

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12    TYPE OF REPORTING PERSON*

      IN

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Schedule 13G

Item 1.

          (a)  Name of Issuer:

               EarthWeb Inc.

          (b)  Address of Issuer's Principal Executive Offices:

               3 Park Avenue
               New York, NY 10016


Item 2.

          (a)  Name of Person Filing:

               Jack Hidary

          (b)  Address of Principal Business Office or, if none, Residence:

               3 Park Avenue
               New York, NY 10016

          (c)  Citizenship:

               USA

          (d)  Title of Class of Securities:

               Common Stock $.01 par value

          (e)  CUSIP Number:

               27032 C 10 8

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is:

          Not applicable.

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Item 4.   Ownership.

          (a)  Amount Beneficially Owned:

               827,233

          (b)  Percent of Class:

               8.4%

          (c)  Number of shares as to which the person has:

               (i)   Sole power to vote or to direct the vote 827,198

               (ii)  Shared power to vote or to direct the vote 35

               (iii) Sole power to dispose or to direct the disposition of
                     827,198

               (iv)  Shared power to dispose or to direct the disposition of 35

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of the Group.

         Not applicable.

Item 10. Certification

         Not applicable.

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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             Date: February 9, 2000


                                                 /s/ Jack Hidary
                                             -------------------------
                                                     Jack Hidary